Filed Pursuant to Rule 424(b)(2)

Registration No. 333-122925,
333-122925-01

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 3, 2005)

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2005

ELKS®

EQUITY LINKED SECURITIES

CITIGROUP FUNDING INC.

                    % ELKS® BASED UPON

THE COMMON STOCK OF BEST BUY CO., INC. DUE                     , 2006

$10.00 PER ELKS

PAYMENTS DUE FROM CITIGROUP FUNDING INC.

FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.

•	The ELKS pay a total coupon of $ in cash. The total coupon is composed of interest in the amount of $ and an option premium in the amount of $ , and is payable in part on , 2006 and in part on , 2006.

•	You will receive at maturity for each ELKS either (1) shares of Best Buy common stock, if the trading price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to approximately % of the initial share price, or (2) $10 in cash.

•	Application will be made to list the ELKS on the American Stock Exchange under the symbol “EBY.”

•	The ELKS are not principal-protected. At maturity you could receive shares of Best Buy common stock with a value less than your initial investment in the ELKS.

Investing in the ELKS involves a number of risks. See “ Risk Factors Relating to the ELKS” beginning on page S-10.

The ELKS represent obligations of Citigroup Funding Inc. only. Best Buy Co., Inc. is not involved in any way in this offering and has no obligations relating to the ELKS or to holders of the ELKS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ELKS	Total
Public Offering Price	$10.00	$
Underwriting Discount	$	$
Proceeds to Citigroup Funding Inc.	$	$

The underwriter expects to deliver the ELKS to purchasers on or about                     , 2005.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

[LOGO of Citigroup]

                    , 2005

ELKS® (EQUITY LINKED SECURITIES)

SUMMARY

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the ELKS based upon the common stock of Best Buy Co., Inc. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the ELKS as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the ELKS. You should, in particular, carefully review the section entitled “Risk Factors Relating to the ELKS,” which highlights a number of risks, to determine whether an investment in the ELKS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

General

The ELKS are equity-linked senior unsecured securities issued by Citigroup Funding Inc. that offer a current income investment opportunity, the payments on which are fully and unconditionally guaranteed by Citigroup Inc., and are not principal protected. The ELKS pay a fixed coupon with a yield greater than the underlying stock’s current dividend yield and the yield that would be payable on a conventional debt security with the same maturity issued by Citigroup Funding. At maturity, the ELKS return either the principal amount of your investment in cash or, if the stock on which they are based declines by a predetermined percentage or more at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), a fixed number of shares of the underlying stock on which they are based. The ELKS therefore have the potential to outperform the underlying stock on which they are based, but also may result in a loss of principal. The ELKS have a term of approximately one year.

Selected Purchase Considerations

•	Current Income – The ELKS pay a semi-annual coupon with a yield set at a rate that is higher than the dividend yield currently paid by the company on whose stock the ELKS are based and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Funding.

•	Limited Protection Against Loss – If the stock on which the ELKS are based does not, at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity, decline from its initial price by the predetermined percentage or more, then at maturity you will receive the principal amount of your investment even if the price of the underlying stock at maturity is less than the initial share price.

•	Exchange Listing – Although the ELKS are expected to be “buy and hold” investments, we have applied to list them on a major exchange.

Selected Risk Considerations

An investment in the ELKS involves significant risks. These risks are explained in more detail in the “Risk Factors Relating to the ELKS” section of this prospectus supplement. Some are summarized here.

•	Your Investment in the ELKS May Result in a Loss if the Trading Price of the Underlying Stock Declines – If at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity the trading price of the underlying stock declines from the initial share price by the predetermined percentage or more, and the price of the underlying stock at maturity is less than the initial share price, the maturity payment you receive will be less than your initial investment.

•	The Maturity Payment on the ELKS May Not Exceed Their Stated Principal Amount, Except in Limited Circumstances – You will not participate in any appreciation in the price of the underlying stock, and your return on the ELKS will be limited to the coupon payable on the ELKS, unless (1) the trading price of the underlying stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity declines by the predetermined percentage or more and (2) the price of the underlying stock at maturity is greater than the initial share price. Therefore, your return on the ELKS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the price of the underlying stock, or on a direct investment in the underlying stock, if the price of the underlying stock at maturity is significantly greater than the initial share price.

•	You Have No Rights Against the Issuer of the Underlying Stock Even Though the Maturity Payment Is Based on the Price of the Underlying Stock – You will have no rights against the issuer of the underlying stock even though the market value of the ELKS and the maturity payment depend on the price of the underlying stock. The issuer of the underlying stock is not involved in this offering and has no obligations relating to the ELKS. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to the underlying stock unless and until you receive shares of common stock at maturity, if applicable.

•	You May Not Be Able to Sell Your ELKS if an Active Trading Market for the ELKS Does Not Develop – The ELKS will be listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the ELKS. Although Citigroup Global Markets Inc. intends to make a market in the ELKS, it is not obligated to do so.

•	The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity May Be Substantially Less Than the Amount You Originally Invest – Due to changes in the price of and the dividend yield on the underlying stock, interest rates, the earnings performance of the issuer of the underlying stock, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the ELKS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your ELKS prior to maturity.

SUMMARY INFORMATION — Q&A

What Are the ELKS?

The ELKS pay an amount at maturity that will depend on whether the trading price of Best Buy common stock on any trading day after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $            , or approximately        % of the initial share price. If the trading price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity is less than or equal to $             (approximately        % of the initial share price), then the value of your maturity payment will be directly linked to the price of Best Buy common stock at maturity and will be less than or equal to the amount of your initial investment except in the circumstances described in the next sentence. You will not in any case benefit from any increase in the price of Best Buy common stock or receive a payment at maturity greater than your investment unless (1) the trading price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity is less than or equal to $             (approximately        % of the initial share price) and (2) at maturity the price of Best Buy common stock is greater than the initial share price.

The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The ELKS mature on                     , 2006 and do not provide for earlier redemption by you.

Each ELKS represents a principal amount of $10. You may transfer the ELKS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ELKS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that these systems maintain with DTC. You should refer to the section “Description of the ELKS — Book-Entry System” in this prospectus supplement and the section “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the ELKS?

A coupon of $            per $10 principal amount of ELKS will be paid in cash on                     , 2006 and a coupon of $            per $10 principal amount of ELKS will be paid in cash on                     , 2006. The                     , 2006 coupon will be composed of $            of interest, at a rate of         % per annum, and a partial payment of an option premium in the amount of $            . The                     , 2006 coupon will be composed of $            of interest, at a rate of         % per annum, and a partial payment of an option premium in the amount of $            .

What Will I Receive at Maturity of the ELKS?

At maturity, you will receive for each ELKS you hold the maturity payment. The maturity payment for each ELKS will equal either:

•	a number of shares of Best Buy common stock equal to the exchange ratio, if the trading price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $ (approximately % of the initial share price) (any fractional shares will be paid in cash), or

•	$10 in cash.

As a result, if the trading price of Best Buy common stock on any trading day after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity is less than or equal to approximately        % of the initial share price, the value of Best Buy common stock you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive a maturity payment with a value of more than $10 unless (1) the trading price of Best Buy common stock on any trading day after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity is less than or equal to approximately        % of the initial share price and (2) at maturity the price of Best Buy common stock is greater than the initial share price.

The initial share price will equal the price per share of Best Buy common stock at the market close on the date the ELKS are priced for initial sale to the public. We will disclose the initial share price to you in the final prospectus supplement delivered to you in connection with the sale of the ELKS.

The exchange ratio will equal 10 divided by the initial share price. We will disclose the exchange ratio to you in the final prospectus supplement.

A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the shares of Best Buy common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Best Buy common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A trading day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The trading price of Best Buy common stock or any other capital stock (as described in the section “Description of the ELKS—Dilution Adjustments” in this prospectus supplement) on any date of determination will be (1) if the common stock or capital stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock or capital stock is listed or admitted to trading, (2) if the common stock or capital stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock or capital stock is listed or admitted to trading on such exchange), and the common stock or capital stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock or capital stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock or capital stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the trading price by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a market disruption event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock or capital stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service.

Maturity Payment — Hypothetical Examples

The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

•	Issue price: $10.00
•	Initial share price: $42.00

•	Exchange ratio: 0.23810 shares of Best Buy common stock per ELKS
•	At maturity, whether investors receive shares or their initial investment ($10.00 per ELKS) depends on whether Best Buy common stock has declined by 25% or more at any time (whether intra-day or at the close of trading on any day) during the term of the ELKS.

Example 1:  The lowest trading price of Best Buy Co., Inc. common stock at any time after the pricing date up to and including the third trading day before maturity is not less than or equal to 75% of the initial stock price, and the closing price of Best Buy Co., Inc. common stock at maturity is less than the initial stock price.

Hypothetical initial share price:  $42.00 per share

Hypothetical lowest trading price:  $35.00 per share

Hypothetical closing price at maturity:  $38.00 per share

Maturity payment:  $10.00 per ELKS

Example 2:  The lowest trading price of Best Buy Co., Inc. common stock at any time after the pricing date up to and including the third trading day before maturity is not less than or equal to 75% of the initial stock price, and the closing price of Best Buy Co., Inc. common stock at maturity is equal to the initial stock price.

Hypothetical initial share price:  $42.00 per share

Hypothetical lowest trading price:  $35.00 per share

Hypothetical closing price at maturity:  $42.00 per share

Maturity payment:  $10.00 per ELKS

Example 3:  The lowest trading price of Best Buy Co., Inc. common stock at any time after the pricing date up to and including the third trading day before maturity is not less than or equal to 75% of the initial stock price, and the closing price of Best Buy Co., Inc. common stock at maturity is greater than the initial stock price.

Hypothetical initial share price:  $42.00 per share

Hypothetical lowest trading price:  $35.00 per share

Hypothetical closing price at maturity:  $51.00 per share

Maturity payment:  $10.00 per ELKS

Example 4:  The lowest trading price of Best Buy Co., Inc. common stock at any time after the pricing date up to and including the third trading day before maturity is less than or equal to 75% of the initial stock price, and the closing price of Best Buy Co., Inc. common stock at maturity is less than the initial stock price.

Hypothetical initial share price:  $42.00 per share

Hypothetical lowest trading price:  $30.00 per share

Hypothetical closing price at maturity:  $35.00 per share

Hypothetical exchange ratio:  0.23810

Maturity payment:  0.23810 shares of Best Buy Co., Inc. common stock (the hypothetical exchange ratio) per ELKS having a market value at maturity of $8.33.

Example 5:  The trading price of Best Buy Co., Inc. common stock at any time after the pricing date up to and including the third trading day before maturity is less than or equal to 75% of the initial stock price, and the closing price of Best Buy Co., Inc. common stock at maturity is equal to the initial price.

Hypothetical initial share price:  $42.00 per share

Hypothetical lowest trading price:  $30.00 per share

Hypothetical closing price at maturity:  $42.00 per share

Hypothetical exchange ratio:  0.23810

Maturity payment:  0.23810 shares of Best Buy Co., Inc. common stock (the hypothetical exchange ratio) per ELKS having a market value at maturity of $10.00.

Example 6:  The trading price of Best Buy Co., Inc. common stock at any time after the pricing date up to and including the third trading day before maturity is less than or equal to 75% of the initial stock price, and the closing price of Best Buy Co., Inc. common stock at maturity is greater than the initial stock price.

Hypothetical initial share price:  $42.00 per share

Hypothetical lowest trading price:  $30:00 per share

Hypothetical closing price at maturity:  $51.00 per share

Hypothetical exchange ratio:  0.23810

Maturity payment:  0.23810 shares of Best Buy Co., Inc. common stock (the hypothetical exchange ratio) per ELKS having a market value at maturity of $12.14.

How Has Best Buy Common Stock Performed Historically?

We have provided a table showing the high and low sale prices for Best Buy common stock and the dividends paid on such stock for each quarter since the first quarter of 2000. You can find this table in the section “Historical Data on the Common Stock of Best Buy Co., Inc.” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Best Buy common stock in recent years. However, past performance is not necessarily indicative of how Best Buy common stock will perform in the future. You should also refer to the section “Risk Factors Relating to the ELKS — You Will Have No Rights Against Best Buy Co., Inc. Prior to Receiving Any Shares of Best Buy Common Stock at Maturity” in this prospectus supplement.

What Are the United States Federal Income Tax Consequences of Investing in the ELKS?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract you will purchase from Citigroup Funding Best Buy common stock at maturity. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the ELKS. Under this treatment, you generally will be required to include the interest payments as interest income at the time that such interest is accrued or received in accordance with your method of accounting. Under this treatment, generally you will not be required to include any option premium payment you receive in income until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. In addition, under this treatment, if you hold the ELKS until they mature (a) if the ELKS are retired for cash, you will recognize short-term capital gain equal to the entire amount of the option premium, and (b) if the ELKS are retired for Best Buy common stock, you will not be subject to tax on the receipt of Best Buy common stock and the option premium payments, and your tax basis in Best Buy common stock generally will equal the initial purchase price of your ELKS less the amount of the first and second option premium payments. Under this treatment, if you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the cash you receive plus the option premium payment you have previously received, if any, and (y) your adjusted tax basis in the ELKS. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement for more information.

Will the ELKS Be Listed on a Stock Exchange?

We will apply to list the ELKS on the American Stock Exchange under the symbol “EBY.” You should be aware that the listing of the ELKS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the ELKS.

Can You Tell Me More About Citigroup and Citigroup Funding?

Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

Citigroup’s consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the six months ended June 30, 2005 and each of the five most recent fiscal years are as follows:

	Six Months Ended June 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of income to fixed charges (excluding interest on deposits)	2.44x	2.65x	3.42x	2.52x	1.93x	1.76x
Ratio of income to fixed charges (including interest on deposits)	1.91x	2.01x	2.43x	1.90x	1.59x	1.49x
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	2.43x	2.63x	3.39x	2.50x	1.92x	1.75x
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	1.91x	2.00x	2.41x	1.89x	1.58x	1.48x

What is the Role of Citigroup Funding’s and Citigroup’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the ELKS and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section “Underwriting” in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the ELKS.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the ELKS through us or one or more of our affiliates. This hedging activity will likely involve trading in Best Buy common stock or in other instruments, such as options or swaps, based upon Best Buy common stock. This hedging activity could affect the market price of Best Buy common stock and therefore the market value of the ELKS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ELKS declines. You should refer to “Risk Factors Relating to the ELKS — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” and “— The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the ELKS?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws (“ERISA-Type Plans”) will not be permitted to purchase or hold the ELKS. Plans that are not ERISA-

Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the ELKS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the ELKS.

Are There Any Risks Associated with My Investment?

Yes, the ELKS are subject to a number of risks. Please refer to the section “Risk Factors Relating to the ELKS” in this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by Citigroup with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Current Report on Form 8-K filed on September 9, 2005 (including exhibits thereto which contain updated historical audited financial statements conformed to reflect discontinued operations and updated business segment disclosures), (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and (iv) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31, 2005, February 4, 2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005, March 16, 2005, April 14, 2005, April 15, 2005, April 20, 2005, May 2, 2005, May 18, 2005, May 24, 2005, May 26, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June 6, 2005, June 7, 2005, June 9, 2005, June 10, 2005, June 16, 2005, June 17, 2005, June 24, 2005, June 29, 2005, June 30, 2005, July 1, 2005, July 14, 2005, July 18, 2005, July 19, 2005, July 28, 2005, August 1, 2005, August 3, 2005, August 22, 2005, August 25, 2005, August 26, 2005, August 30, 2005, September 14, 2005, September 20, 2005, September 28, 2005, September 29, 2005, September 30, 2005, October 7, 2005 and October 17, 2005.

You should refer to “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC’s home page on the world wide web on the internet at http://www.sec.gov.

RISK FACTORS RELATING TO THE ELKS

Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the trading price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), an investment in the ELKS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of Best Buy common stock and other events that are difficult to predict and beyond our control.

Your Investment in the ELKS May Result in a Loss if the Trading Price of Best Buy Common Stock Declines

The amount of the maturity payment will depend on the trading price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day). As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the coupon payable on the ELKS. If at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) the trading price of Best Buy common stock is less than or equal to $             (approximately         % of the initial share price) and at maturity the price of Best Buy common stock is less than the initial share price, the value of your Maturity Payment for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the coupon payable on the ELKS. This will be true even if the trading price of any Best Buy common stock you receive at maturity exceeds the initial share price at one or more times during the life of the ELKS but is less than or equal to approximately         % of the initial share price at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity and the closing price of Best Buy common stock at maturity is less than the initial share price.

The Payment on the ELKS at Maturity Will Not Exceed Their Stated Principal Amount, Except in Limited Circumstances

Even though you will be subject to the risk of a decline in the price of Best Buy common stock, you will not participate in any appreciation in the price of Best Buy common stock and your return on the ELKS will be limited to the coupon payable on the ELKS unless (1) the trading price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to approximately         % of the initial share price and (2) at maturity, the price of Best Buy common stock is greater than the initial share price. If the trading price of Best Buy common stock is not less than or equal to approximately         % of the initial share price at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity and the closing price of Best Buy common stock at maturity is significantly greater than the initial share price of $            , your return on the ELKS may be less than your return on a similar security that was directly linked to Best Buy common stock and allowed you to participate more fully in the appreciation of the price of Best Buy common stock or on a direct investment in Best Buy common stock.

The Yield on the ELKS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The total coupon payable on the ELKS is $             in cash. As a result, if the trading price of Best Buy common stock is less than or equal to approximately         % of the initial share price at any time after the date the ELKS are priced for initial sale to the public up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), and the closing price of Best Buy common stock at maturity is less than $             (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your ELKS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your ELKS in the secondary market will be affected by the supply of and demand for the ELKS, the value of Best Buy common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

Best Buy Common Stock Price.    We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Best Buy common stock changes from the initial share price of $            . However, changes in the price of Best Buy common stock may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Best Buy common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Best Buy common stock will continue to fluctuate between that time and the time when the maturity payment is determined. In addition, significant increases in the value of Best Buy common stock are not likely to be reflected in the trading price of the ELKS because the amount payable at maturity on each ELKS is generally limited to $10. If you choose to sell your ELKS when the price of Best Buy common stock is below the initial share price, you may receive less than the amount you originally invested.

The value of Best Buy common stock will be influenced by Best Buy Co., Inc.’s results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Best Buy Co., Inc. is a part. Citigroup Funding’s hedging activities in Best Buy common stock, the issuance of securities similar to the ELKS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of Best Buy common stock.

Volatility of Best Buy Common Stock.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of Best Buy common stock changes during the term of the ELKS, the market value of the ELKS may decrease.

Events Involving Best Buy Co., Inc.    General economic conditions and earnings results of Best Buy Co., Inc. and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on Best Buy common stock increases, we expect that the value of the ELKS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Best Buy common stock decreases, we expect that the value of the ELKS may increase.

Interest Rates.    We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

Time Premium or Discount.    As a result of a “time premium or discount,” the ELKS may trade at a value above or below that which would be expected based on the level of interest rates and the value of Best Buy common stock the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the value of Best Buy common stock during the period prior to the maturity of the ELKS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the ELKS.

Hedging Activities.    Hedging activities in Best Buy common stock related to the ELKS by us or one or more of our affiliates will likely involve trading in Best Buy common stock or in other instruments, such as options or swaps, based upon Best Buy common stock. This hedging activity could affect the market price of Best Buy common stock and therefore the market value of the ELKS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines.

Citigroup Funding and Citigroup’s Credit Ratings, Financial Condition and Results.    Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the ELKS.

We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Best Buy common stock.

In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

The Historical Performance of Best Buy Common Stock Is Not an Indication of the Future Performance of Best Buy Common Stock

The historical performance of Best Buy common stock, which is included in this prospectus supplement, should not be taken as an indication of the future performance of Best Buy common stock during the term of the ELKS. Changes in the value of Best Buy common stock will affect the trading price of the ELKS, but it is impossible to predict whether the value of Best Buy common stock will rise or fall.

You Will Have No Rights Against Best Buy Co., Inc. Prior to Receiving Any Shares of Best Buy Common Stock at Maturity

You will have no rights against Best Buy Co., Inc. prior to receiving any shares of Best Buy common stock at maturity, even though:

•	you will receive Best Buy common stock at maturity under some circumstances; and

•	the market value of the ELKS is expected to depend primarily on the price of Best Buy common stock.

Best Buy Co., Inc. is not in any way involved in this offering and has no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends or other distributions with respect to Best Buy common stock unless and until you receive shares of Best Buy common stock at maturity.

The Maturity Payment May Be Reduced Under Some Circumstances if Best Buy Common Stock Is Diluted Because the Maturity Payment Will Not Be Adjusted for All Events that Dilute Best Buy Common Stock

The maturity payment is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Best Buy Co., Inc. that modify its capital structure and a number of other transactions involving Best Buy Co., Inc. as well as for the liquidation, dissolution or winding up of Best Buy Co., Inc.. You should refer to the section “Description of the ELKS — Dilution Adjustments” in this prospectus supplement. The maturity payment will not be adjusted for other events that may adversely affect the price of Best Buy common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment to the price of Best Buy common stock, these other events may reduce the maturity payment on the ELKS.

You May Not Be Able to Sell Your ELKS if an Active Trading Market for the ELKS Does Not Develop

There is currently no secondary market for the ELKS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity.

The Market Value of the ELKS May Be Affected by Purchases and Sales of Best Buy Common Stock or Derivative Instruments Related to Best Buy Common Stock by Affiliates of Citigroup Funding

Citigroup Funding’s affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Best Buy common stock or derivative instruments relating to Best Buy common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Best Buy common stock and therefore the market value of the ELKS.

Citigroup Global Markets Inc., an Affiliate of Citigroup Funding and Citigroup, Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.’s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the ELKS through us or one or more of our affiliates. This hedging activity will likely involve trading in Best Buy common stock or in other instruments, such as options or swaps, based upon Best Buy common stock. This hedging activity may present a conflict between your interest in the ELKS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of Best Buy common stock and therefore the market value of the ELKS. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your ELKS in the secondary market. Since hedging our obligation under the ELKS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the ELKS declines.

The United States Federal Income Tax Consequences of the ELKS Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this prospectus supplement. Alternative characterization of the ELKS may affect the U.S. tax consequences of investing in the ELKS, including for non-U.S. investors.

DESCRIPTION OF THE ELKS

The following description of the particular terms of the ELKS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following summary of the ELKS is qualified in its entirety by reference to the senior debt indenture referred to in the prospectus.

General

The Equity Linked Securities (ELKS®) based upon the common stock of Best Buy Co., Inc. (the “ELKS”) pay an amount at maturity that will depend on whether the Trading Price of Best Buy common stock on any Trading Day after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $         , or approximately        % of the Initial Share Price. If the Trading Price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity is less than or equal to $         (approximately        % of the Initial Share Price), then the value of your maturity payment will be directly linked to the price of Best Buy common stock at maturity and will be less than the amount of your initial investment except in the circumstances described in the next sentence. You will not in any case benefit from any increase in the price of Best Buy common stock or receive a payment at maturity greater than your investment unless (1) the Trading Price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity is less than or equal to $         (        % of the Initial Share Price) and (2) at maturity the price of Best Buy common stock is greater than the Initial Share Price.

The ELKS are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, the payments on which are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of ELKS issued will be $             (         ELKS). The ELKS will mature on                     , 2006, will constitute part of the senior debt of Citigroup Funding, and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The ELKS will be issued only in fully registered form and in denominations of $10 (per ELKS) and integral multiples thereof.

Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the ELKS and of the senior debt indenture under which the ELKS will be issued.

Coupon

A coupon of $             per $10 principal amount of ELKS will be paid in cash on                     , 2006 and a coupon of $             per $10 principal amount of ELKS will be paid in cash on                     , 2006. The                     , 2006 coupon will be composed of $             of interest and a partial payment of an option premium in the amount of $            . The                     , 2006 coupon will be composed of $             of interest and a partial payment of an option premium in the amount of $            . Coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the fifth Business Day preceding each coupon payment date. If a coupon payment date falls on a day that is not a Business Day, the coupon payment to be made on that coupon payment date will be made on the next succeeding Business Day with the same force and effect as if made on that coupon payment date, and no additional interest will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The interest portion of the coupon will represent interest accruing at a rate of         % per annum from                     , 2005 or from the most recent coupon payment date to which the interest portion of the coupon has been paid or provided for until maturity. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption at the Option of the Holder; Defeasance

The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Payment at Maturity

The ELKS will mature on                     , 2006. At maturity, you will receive for each ELKS the Maturity Payment described below.

Determination of the Maturity Payment

The Maturity Payment for each $10 principal amount of ELKS will equal either:

•	a number of shares of Best Buy common stock equal to the Exchange Ratio, if the Trading Price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $ (approximately % of the Initial Share Price) (any fractional shares will be paid in cash), which price we refer to as the “Downside Trigger Price,” or

•	$10 in cash.

As a result, if the Trading Price of Best Buy common stock on any Trading Day after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity is less than or equal to the Downside Trigger Price, the value of Best Buy common stock you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive a Maturity Payment with a market value of more than $10 unless (1) the Trading Price of Best Buy common stock on any Trading Day after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity is less than or equal to the Downside Trigger Price and (2) at maturity the closing price of Best Buy common stock is greater than the Initial Share Price.

In lieu of any fractional share of Best Buy common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full shares of Best Buy common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

The “Initial Share Price” will equal the price per share of Best Buy common stock at the market close on the date the ELKS are priced for initial sale to the public. We will disclose the Initial Share Price to you in the final prospectus supplement.

The “Exchange Ratio” will equal 10 divided by the Initial Share Price. We will disclose the Exchange Ratio to you in the final prospectus supplement delivered to you in connection with the sale of the ELKS.

A “Market Disruption Event” means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the shares of Best Buy common stock (or any other security for which a Trading Price or Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Best Buy common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

The “Trading Price” of Best Buy common stock or any other capital stock on any date of determination will be (1) if the common stock or capital stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock or capital stock is listed or admitted to trading, (2) if the common stock or capital stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock or capital stock is listed or admitted to trading on such exchange), and the common stock or capital stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock or capital stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock or capital stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock or capital stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service.

Dilution Adjustments

The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the maturity payment to be paid by Citigroup Funding to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If Best Buy Co., Inc., after the closing date of the offering of the ELKS,

(1)  pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

(2)  subdivides or splits the outstanding shares of its common stock into a greater number of shares,

(3)  combines the outstanding shares of the common stock into a smaller number of shares, or

(4)  issues by reclassification of shares of its common stock any shares of other common stock of Best Buy Co., Inc.,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Best Buy Co., Inc., and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If Best Buy Co., Inc., after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

If Best Buy Co., Inc., after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. The Initial Share Price and the Downside Trigger Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of Best Buy common stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the Trading Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of Best Buy common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of Best Buy common stock and, if the Trading Price of Best Buy common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to the Downside Trigger Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

If Best Buy Co., Inc., after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price and the Downside Trigger Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is any cash dividend in respect of Best Buy common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by Best Buy Co., Inc. with respect to one share of common stock acquired in a tender offer or exchange offer by Best Buy Co., Inc., over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of Best Buy common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Best Buy common stock and, if the Trading Price of Best Buy common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to the Downside Trigger Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial Share Price and the Downside Trigger Price. The required adjustment will be made by dividing the Initial Share Price and the Downside Trigger Price by the relevant dilution adjustment.

If Best Buy Co., Inc., after the closing date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, and if the

Trading Price at any time after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $             (the Downside Trigger Price), then, in each of these cases, each holder of the ELKS will receive at maturity for each ELKS a combination of shares of Best Buy common stock equal to the Exchange Ratio and a number of shares of such Best Buy subsidiaries’ capital stock equal to the Exchange Ratio times the number of shares of such subsidiaries’ capital stock distributed per share of Best Buy common stock. Following the record date for an event described in this paragraph, the “Trading Price” will equal the Trading Price of Best Buy common stock, plus the Trading Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per share of Best Buy common stock. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in “—Dilution Adjustments” will also apply to such subsidiaries’ capital stock if any of the events described in “—Dilution Adjustments” occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:

•	in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Best Buy common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Best Buy Co., Inc.,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•	in the case of any Excess Purchase Payment for which Best Buy Co., Inc. announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Best Buy Co., Inc., or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio, the Initial Share Price and the Downside Trigger Price will be further adjusted to the Exchange Ratio, the Initial Share Price and the Downside Trigger Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

The “Closing Price” of Best Buy common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock or other security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock or other security is listed or admitted to trading, (2) if the common stock or other security is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is listed or admitted to trading on such exchange), and the common stock or other security is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock or other security is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is quoted on the Nasdaq), the last quoted bid price for the common stock or other security in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock or other security obtained from as many dealers in such security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security “quoted on the Nasdaq National Market” will include a security included for listing or quotation in any successor to such system and the term “OTC Bulletin Board” will include any successor to such service. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

any consolidation or merger of Best Buy Co., Inc., or any surviving entity or subsequent surviving entity of Best Buy Co., Inc., with or into another entity, other than a merger or consolidation in which Best Buy Co., Inc. is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Best Buy Co., Inc. or another issuer, any sale, transfer, lease or conveyance to another corporation of the property of Best Buy Co., Inc. or any successor as an entirety or substantially as an entirety,

any statutory exchange of securities of Best Buy Co., Inc. or any successor of Best Buy Co., Inc. with another issuer, other than in connection with a merger or acquisition, or any liquidation, dissolution or winding up of Best Buy Co., Inc. or any successor of Best Buy Co., Inc.,

the Trading Price of Best Buy common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the Transaction Value.

The “Transaction Value” will be the sum of:

(1)  for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2)  for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3)  for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Best Buy common stock or Best Buy Co., Inc.. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If Best Buy common stock has been subject to a Reorganization Event and the Trading Price of Best Buy common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to the Downside Trigger Price, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Exchange Ratio.

Citigroup Funding will be responsible for the calculation and effectuation of any adjustment described herein and will furnish the indenture trustee with notice of any such adjustment.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ELKS will be determined by the calculation agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See “— Determination of the Maturity Payment” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup, the beneficial owner of an ELKS will not be permitted to make a claim for unmatured interest against the entity that becomes subject to a bankruptcy proceeding, and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of a beneficial owner of an ELKS will be capped at the cash equivalent of the Maturity Payment calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding, plus an additional amount of coupon accrued on the principal amount of ELKS at         % per annum up to the date of the commencement of the proceeding.

In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

Book-Entry System

Upon issuance, all ELKS will be represented by one or more fully registered global securities (the “Global Securities”). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for ELKS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the ELKS through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the Global Securities is set forth in the prospectus under “Book-Entry Procedures and Settlement.” DTC has confirmed that it intends to follow such procedures.

Same-Day Settlement and Payment

Settlement for the ELKS will be made by Citigroup Global Markets Inc. in same-day funds. All Maturity Payments payable in cash and all coupon payments will be paid by Citigroup Funding in same-day funds so long as the ELKS are maintained in book-entry form.

Calculation Agent

The calculation agent for the ELKS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup and the holders of the ELKS. Because the calculation agent is an affiliate of Citigroup Funding and Citigroup, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the ELKS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

BEST BUY CO., INC.

General

According to publicly available documents, Best Buy Co., Inc. is a specialty retailer of consumer electronics, home-office products, entertainment software, appliances and related services. Best Buy Co., Inc. is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Best Buy Co., Inc. files reports (including its Annual Report on Form 10-K for the fiscal year ended February 26, 2005 and its Quarterly Reports on Form 10-Q for the quarterly periods ended May 28, 2005 and August 27, 2005), proxy statements and other information with the SEC. Best Buy Co., Inc.’s registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup has participated in the preparation of Best Buy Co., Inc.’s publicly available documents and has not made any due diligence investigation or inquiry of Best Buy Co., Inc. in connection with the offering of the ELKS. We make no representation that the publicly available information about Best Buy Co., Inc. is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. Best Buy Co., Inc. is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

HISTORICAL DATA ON THE COMMON STOCK OF BEST BUY CO., INC.

The common stock is quoted on the New York Stock Exchange under the symbol “BBY.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Best Buy common stock, as reported on the New York Stock Exchange, and adjusted to reflect stock splits, as well as the cash dividends paid per share of Best Buy common stock.

Holders of ELKS will not be entitled to any rights with respect to Best Buy common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of Best Buy common stock at maturity, if applicable.

	High	Low	Dividend
2000
Quarter
First	38.3333	21.0000	0.0000
Second	39.4722	25.5556	0.0000
Third	35.8056	26.0000	0.0000
Fourth	28.7222	9.3333	0.0000
2001
Quarter
First	22.6667	12.3889	0.0000
Second	29.1289	15.4000	0.0000
Third	31.0667	17.7867	0.0000
Fourth	33.4222	18.9333	0.0000
2002
Quarter
First	35.8311	29.0178	0.0000
Second	35.4444	22.3467	0.0000
Third	24.8467	12.3333	0.0000
Fourth	20.2000	11.3333	0.0000
2003
Quarter
First	20.8200	15.7667	0.0000
Second	29.9533	17.0467	0.0000
Third	36.0667	26.4333	0.0000
Fourth	41.7267	31.6333	0.2000
2004
Quarter
First	36.6933	30.1000	0.0667
Second	37.4667	32.6867	0.0667
Third	36.6667	29.2467	0.0667
Fourth	41.4667	35.8267	0.0733
2005
Quarter
First	40.4533	33.9133	0.0733
Second	46.9000	31.9933	0.0733
Third	53.1333	40.4000	0.0733
Fourth (through October 18, 2005)	43.4800	40.6700	0.0000	*

*	On June 23, 2005, Best Buy Co., Inc. declared a cash dividend of $0.0800 per share of Best Buy common stock payable on October 25, 2005.

The closing price of the common stock on October 18, 2005 was $42.16.

According to the Best Buy Co., Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended August 27, 2005, as of August 27, 2005, there were 492,444,000 shares of common stock outstanding. During the period reflected in the above table, Best Buy Co., Inc. split its common stock 3 for 2 on May 10, 2002 and 3 for 2 on August 3, 2005. The data appearing in the above table have been adjusted to reflect this stock split.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a “U.S. Holder”). All references to “holders” (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, Best Buy common stock as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing an ELKS, Citigroup Funding and each holder agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Citigroup Funding of an option on a forward contract, pursuant to which forward contract each holder will purchase from Citigroup Funding Best Buy common stock, and under which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Citigroup Funding a fixed amount of cash to assure the fulfillment of the holder’s purchase obligation described in clause (d) below, (b) until maturity Citigroup Funding will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Citigroup Funding will be obligated to pay an option premium to the holder in consideration for granting the option, which premium will be payable in two parts (as part of the coupon payments), (d) if pursuant to the terms of the ELKS at maturity the holder is obligated to purchase Best Buy common stock, then such cash deposit less a portion thereof equal to the option premium payments unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s purchase obligation under the ELKS, and Citigroup Funding will deliver to the holder the number of shares of Best Buy common stock that the holder is entitled to receive at that time pursuant to the terms of the ELKS, and (e) if pursuant to the terms of the ELKS at maturity the holder is not obligated to purchase Best Buy common stock, Citigroup Funding will return such cash deposit to the holder at maturity. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the ELKS, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) Under the above, agreed-to characterization of the ELKS, (i) amounts paid to Citigroup Funding in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) amounts denominated as option premium payments will be characterized as option premium, includible in the income of a

U.S. Holder in the manner described below. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Taxation of Interest Payments.    Under the above, agreed-to characterization of the ELKS, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder’s method of accounting.

Taxation of Option Premium Payments.    Under the above, agreed-to characterization of the ELKS, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. Accordingly, the first option premium payment generally will not be included in the income of a U.S. Holder at the time it is received. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

Taxation of Retirement of an ELKS for Cash.    Under the above, agreed-to characterization of the ELKS, if at maturity Citigroup Funding pays the ELKS in cash, and pays the second interest payment and the second option premium payment, then a U.S. Holder (i) would include the second interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain or loss equal to the difference between (x) all cash received during the term of the ELKS (including the entire amount of option premium, which amount is equal to the sum of the first and second option premium payments) other than the interest payments, and (y) its cash deposit.

Taxation of Other Retirement of an ELKS.    Under the above, agreed-to characterization of the ELKS, if at maturity under the terms of an ELKS Citigroup Funding delivers the appropriate number of shares of Best Buy common stock pursuant to the U.S. Holder’s purchase obligation under the ELKS and Citigroup Funding pays the second interest payment and the second option premium payment, then such U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the purchase of Best Buy common stock by application of the cash deposit, less the portion thereof equal to the entire amount of the first and second option premium payments, and (iii) will recognize no gain or loss on the entire amount of the first and second option premium payments. The U.S. Holder will have a tax basis in such shares of Best Buy common stock equal to the U.S. Holder’s original cost for the ELKS in exchange for which such U.S. Holder received such shares of Best Buy common stock less (x) an amount equal to the entire amount of the first and second option premium payments and less (y) the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize gain or loss (which may be treated as short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder’s holding period for Best Buy common stock received will begin on the day following the receipt of such Best Buy common stock.

If, as a result of one or more dilution adjustments, at maturity Citigroup Funding delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder’s purchase obligation under the ELKS, although not free from doubt, the U.S. Holder should allocate its cash deposit (less the entire amount of the first and second option premium payments) pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s basis in any Marketable Securities received would equal the pro rata portion of its deposit (less the entire amount of the first and second option premium payments) allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

Taxation of Sale or other Taxable Disposition of an ELKS.    Under the above, agreed-to characterization of the ELKS, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short-

term capital gain or loss equal to the difference between (x) an amount equal to the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) plus the amount of option premium previously paid to such U.S. Holder, if any, and (y) such U.S. Holder’s adjusted tax basis in the ELKS. A U.S. Holder’s adjusted tax basis in an ELKS generally will equal such U.S. Holder’s cost for that ELKS.

Possible Alternative Characterizations.    Due to the absence of authority as to the proper characterization of the ELKS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above. In particular, because a holder will be entitled to cash in an amount (or, in certain limited cases, Best Buy common stock with a trading value) equal to or greater than the amount of the initial purchase price paid for ELKS unless (i) the trading price of Best Buy common stock is less than or equal to approximately         % of its Initial Share Price at any time after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity and (ii) at maturity the trading price of Best Buy common stock is less than the Initial Share Price, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The ELKS offer no assurance that a holder’s investment will be returned to the holder at maturity and are payable by the delivery of Best Buy common stock and provide economic returns that are indexed to the performance of Best Buy common stock if the trading price of Best Buy common stock at any time after the date the ELKS are priced for initial sale to the public up to and including the third Trading Day before maturity is less than or equal to approximately         % of the Initial Share Price. Further, based on the historical performance of Best Buy common stock, a holder may receive at maturity economic returns that are substantially lower or higher than the holder’s investment. Accordingly, Citigroup Funding believes that it is reasonable to treat the ELKS for U.S. federal income tax purposes, not as debt instruments, but as a grant of an option by the holders in respect of which holders have deposited a fixed amount of cash with Citigroup Funding, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual rate of         % (the “comparable yield” which will equal the interest paid on the ELKS), regardless of the U.S. Holder’s method of tax accounting, (ii) a U.S. Holder generally would recognize ordinary income or loss (as the case may be, under the rules summarized above) on the receipt of Best Buy common stock, rather than capital gain or loss on the ultimate sale of such stock, and (iii) gain or loss realized by a U.S. Holder on the sale or other taxable disposition of an ELKS (including as a result of payments made at maturity) generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

Even if the Contingent Payment Regulations do not apply to the ELKS, it is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder’s income as interest in the manner described above regarding the interest payments, or (ii) should be included in a U.S. Holder’s income even in a case where the ELKS is retired for Best Buy common stock. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder’s investment in the ELKS that constitutes income.

Non-United States Persons

In the case of a holder of an ELKS that is not a U.S. person, the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Estate Tax

In the case of a holder of an ELKS that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of an ELKS should note that, absent an applicable treaty benefit, the ELKS may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the ELKS.

Backup Withholding and Information Reporting

A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated May 3, 2005, govern the sale and purchase of the ELKS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets Inc., $             principal amount of ELKS (             ELKS).

The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the ELKS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the ELKS if it purchases any of the ELKS.

Citigroup Global Markets Inc. proposes to offer some of the ELKS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the ELKS to certain dealers at the public offering price less a concession not to exceed $             per ELKS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $             per ELKS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets Inc., acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $             per ELKS for the ELKS they sell. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the ELKS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the ELKS or any security convertible into or exchangeable for the ELKS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

Prior to this offering, there has been no public market for the ELKS. Consequently, the initial public offering price for the ELKS was determined by negotiations between Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the ELKS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the ELKS will develop and continue after this offering.

Citigroup Funding will apply to list the ELKS on the American Stock Exchange under the symbol “EBY.”

In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell ELKS and Best Buy common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of ELKS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of ELKS or Best Buy common stock made for the purpose of preventing a decline in the market price of the ELKS or Best Buy common stock while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the ELKS. They may also cause the price of the ELKS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

In order to hedge its obligations under the ELKS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

We estimate that our total expenses for this offering will be $            .

This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Funding’s broker-dealer affiliates in connection with offers and sales of the ELKS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the ELKS and any may discontinue any market making at any time without notice, at its sole discretion.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

ERISA MATTERS

Each purchaser of the ELKS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the ELKS through and including the date of disposition of such ELKS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, “ERISA-Type Plans”); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan’s decision to purchase, hold or dispose of the ELKS.

LEGAL MATTERS

The validity of the ELKS and certain matters relating thereto will be passed upon for Citigroup Funding and Citigroup by Michael S. Zuckert. Mr. Zuckert, General Counsel, Finance and Capital Markets of Citigroup, and legal counsel to Citigroup Funding, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the ELKS and the guarantee. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

    % Equity LinKed Securities (ELKS®)

Based Upon the Common Stock of

BEST BUY CO., INC.

Due                     , 2006

($10 Principal Amount per ELKS)

Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Prospectus Supplement

                    , 2005

(Including Prospectus

Dated May 3, 2005)

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